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                                                                  EXHIBIT 10.119


                                      RP&C
                             Rauscher Pierce & Clark
                            4441 West Airport Freeway
                               Irving, Texas 75062
                        (214) 252-0193 Fax (214) 252-0962

Peter A. Gerard
Managing Director-North America

PRIVATE AND CONFIDENTIAL
------------------------
                                                               November 27, 1995

LaTex Resources, Inc.
4200 Skelly Drive
Suite 1000
Tulsa, Oklahoma 74135

Attention:         Mr. Jeffrey T. Wilson, Chairman and CEO
---------
Gentlemen:

Rauscher Pierce & Clark, Inc. and Rauscher Pierce & Clark Limited (hereinafter collectively "RP&C") are pleased and honoured to have been selected to represent LaTex Resources, Inc. (the "Company") as the Company's financial advisor on the terms set forth below:

l. The Company hereby appoints RP&C and RP&C agrees to serve as the Company's financial advisor from 1 December 1995 until 1 June 1997. The scope of RP&C's services will include advising the Company on manners relating to:

           a.         The development of a corporate financing strategy;

           b. Identifying potential sources of capital and discussing the Company and its activities and prospects with European-based institutional and private investors with a view to recommending to the Company a private placement ("Placement") of either debt or equity securities (hereinafter "Securities"). In the event such placement of Securities is agreed by the Company, and the parties execute a formal engagement agreement, RP&C's duties shall include advising on the structuring of the offering and terms of the Securities, assisting to prepare documentation and marketing the proposed offering to investors in Europe.

            c. The identification of potential merger and/or acquisition candidates ("Candidate ) and representing the Company in discussions and negotiations with candidates

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2.         Other than through RP&C, during the term of this Agreement the
           Company will not, directly or indirectly sell or offer, or attempt to offer to dispose of; or solicit any offer to buy, or otherwise approach or negotiate in respect of the sale of the Company's Securities. In addition the Company will not enter into negotiations or execute any letters of intent or commitment letters relating to potential business combination transactions, other than through RP&C.

3. The Company shall be responsible for the contents of any disclosure documents used by RP&C in connection with its services hereunder, and you represent that such documents will contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading. In rendering our services, we will use only such information and documents as are provided by you or prepared by us with your approval, and we will not make any unauthorized or untrue statements of a material fact or omit to state a material fact that is necessary in order to make the statements made by us, in light of the circumstances in which they were made, not misleading.

4. The Company will reimburse RP&C monthly for all reasonable out-of-pocket expenses (including travel, entertainment, legal fees and expenses) incurred in connection with RP&C's services hereunder.

5. During the term of this Agreement, the Company shall pay RP&C a non-refundable monthly retainer of $5,000 commencing December 1, 1995.

6. In the event that the Company agrees to go forward with a Placement, the Company and RP&C shall enter into an engagement letter with respect to such Placement, which letter will provide, inter alia, that the Company shall:

           (a) Pay RP&C a Placement Agent fee ("Placement Fee") equal to between 8% and 10% (depending on the size of the offering) of the aggregate gross proceeds from the Placement.

           (b) Sell for a price of $100 to RP&C, concurrently with the successful completion and closing of the Placement, warrants to purchase the number of shares of Company's common stock equal to 10% of the amount closed in the Placement and exercisable at the same price per share as paid by investors in the Placement.

7. In the event that the Company commences discussions with a potential Candidate, RP&C's services would include assisting the Company in the negotiation of the financial aspects of the proposed transaction. For RP&C's services, it is agreed that the Company shall pay RP&C a fee equal to 2% of the aggregate consideration received by the Candidate and/or Company. Such fee shall be contingent upon the consummation of a transaction and, except as otherwise provided below, be payable to us in cash.

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           In the case of an acquisition, the aggregate consideration shall be deemed to be the total amount received or paid upon consummation of the acquisition (including any debt or capital lease obligations assumed, extinguished or discharged), plus, in the case of an acquisition of assets, the net value of any current assets not sold. If the consideration per share to be received by the holders of the common stock exceeds the conversion price of any of the outstanding convertible securities (excluding stock options), such securities shall be considered to have been converted for purposes of calculating the amount of aggregate consideration. If such aggregate consideration may be increased by contingent payments related to future earnings or operations, the portion of our fee relating thereto shall be calculated and paid when and as such contingent payments are made.

           In the event that the consideration is paid in whole or in part in the form of securities of the Company or the Candidate, the value of such securities, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the closing of the sale; provided, however, that if such securities consist of stock with an existing public trading market, the value thereof shall be determined by the last sales price for such stock on the last trading day thereof prior to such closing.

           The Company also agrees to reimburse RP&C for all out-of-pocket expenses incurred on this project. Such expense reimbursement is not contingent upon the successful completion of the transaction contemplated hereunder, and shall be payable as billed by RP&C from time to time.

8. In the event that any action, proceeding or investigation is brought or asserted against RP&C in connection with any matter referred to in this Agreement, the Company will reimburse RP&C periodically for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, except to the extent that such action, proceeding or investigation results from RP&C's own gross negligence, bad faith, or RP&C's breach of this Agreement in performing the services which are the subject of this letter. The Company also will indemnify RP&C against any losses, claims, damages or liabilities incurred by RP&C arriving out of a claim brought in connection with any matter referred to in this letter, except to the extent that any such loss, claim, damage or liability results from RP&C's gross negligence.

           The Company's reimbursement, indemnity and contribution obligations under this paragraph shall extend upon the same terms and conditions to RP&C's directors, shareholders, officers and employees, and shall be binding upon and inure to the benefit of any of the Company's successors and assigns; The foregoing provisions shall survive the period of RP&C's services under this letter.

9. The Company understands that RP&C's engagement may involve work in the UK which will or may be described as "investment business" for the purposes of the UK Financial Services Act 1986 ("FSA"). This work will be undertaken by Rauscher Pierce & Clark Limited ("RPCL"), which is a member of The Securities and Futures Authority ("SFA"). On the basis of the information the Company has supplied and on the basis of the

Reference 4.29 (ix)  Contacts: Brokerage or Finder's Agreements  Page 9 of 10
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           Company's experience and understanding in relation to investments, we have categorized the Company as a non-private customer. As a consequence of this categorization, the Company will lose the protections afforded to private customers under the SFA Rules. Please note that the Company's rights to sue RPCL for damages under Section 62 of the FSA will be restricted as you will only be able to sue for breaches of specific obligations owed to the Company. You will also lose the right of access to the Consumer Arbitration Scheme of the SFA.

10. The Company understands that RP&C will be acting as the Company's financial advisor and that no understanding, expressed or implied, has been made by RP&C that a Placement can be made.

11. RP&C shall be entitled to full compensation from the Company for any party with which discussions looking to a sale of the Company's Securities have been held during the period, including any agreed extensions, in the event that at any time prior to the expiration of one year after termination of this Agreement a sale of the Company's Securities is consummated with such party.

Kindly confirm the Company's acceptance and agreement to the foregoing terms by signing and returning one of the enclosed duplicates of this letter which will thereupon constitute an agreement between us. Thank you again for the opportunity to represent you.

Very truly yours,


RAUSCHER PIERCE & CLARK, INC.


/s/ Peter A. Gerard
-------------------------------------
Peter A. Gerard, Managing Director -
North America



Accepted and agreed to as of 30 November 1995
                             --

LATEX RESOURCES, INC.

By:  /s/ Jeffrey T. Wilson
     ------------------------------------
     Jeffrey T. Wilson Chairman and CEO

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